                                                                   Exhibit 10.27

                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS



                                 by and between



                       Integrated Device Technology, Inc.


                                   ("Seller")



                                       and



                          Cadence Design Systems, Inc.


                                    ("Buyer")





                               December 15, 1998

                            TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
1.   PURCHASE AND SALE OF PROPERTY........................................................1
     1.1    Purchase and Sale.............................................................1
     1.2    Description of Property.......................................................2

2.   PURCHASE PRICE.......................................................................2
     2.1    Amount........................................................................2
     2.2    Deposit.......................................................................2

3.   BUYER'S CONTINGENCIES................................................................3
     3.1    Initial Contingencies.........................................................3
     3.2    Decommissioning Contingency...................................................6
     3.3    Buyer Improvements During Decommissioning Contingency Period.................10
     3.4    Dispute Resolution...........................................................11

4.   CONDITIONS TO CLOSING...............................................................12
     4.1    Buyer's Closing Conditions...................................................12
     4.2    Buyer's Remedies.............................................................13
     4.3    Seller's Closing Conditions..................................................14
     4.4    Seller's Remedies............................................................14
     4.5    Liquidated Damages...........................................................15

5.   SELLER'S COVENANTS AND AGREEMENTS...................................................16
     5.1    Other Contracts..............................................................16
     5.2    Mechanic's Liens.............................................................16
     5.3    Existing Service Contracts...................................................16
     5.4    Access to Property...........................................................16

6.   REPRESENTATIONS AND WARRANTIES......................................................16
     6.1    Seller's Representations and Warranties......................................17
     6.2    Seller's Knowledge...........................................................19
     6.3    Seller's Indemnification Against Breaches by Seller..........................19
     6.4    Seller's Indemnification Regarding Hazardous Materials.......................19
     6.5    Buyer's Representations and Warranties.......................................20
     6.6    Survival.....................................................................20

7.   CLOSING.............................................................................20
     7.1    Escrow.......................................................................20
     7.2    Closing......................................................................20
     7.3    Seller's Closing Obligations.................................................21
     7.4    Buyer's Closing Obligations..................................................22
     7.5    Close of Escrow..............................................................22
     7.6    Termination of Escrow........................................................22
     7.7    Possession...................................................................22
     7.8    Prorations...................................................................22
     7.9    Closing Costs................................................................23
     7.10   Commissions..................................................................23
     7.11   Parties to Bear Own Expenses.................................................24
     7.12   Acceptance of Title..........................................................24

8.   RISK OF LOSS........................................................................24
     8.1    Condemnation.................................................................24
     8.2    Damage and Destruction.......................................................24

9.   MISCELLANEOUS.......................................................................24
     9.1    Definitions of Environmental Laws and Hazardous Material.....................24
     9.2    Assignment; Binding Effect...................................................25
     9.3    Severability.................................................................26
     9.4    Entire Understanding.........................................................26
     9.5    Amendments...................................................................26
     9.6    California Law...............................................................26
     9.7    Waiver.......................................................................26
     9.8    Notices......................................................................26
     9.9    Captions.....................................................................28
     9.10   Exhibits.....................................................................28
     9.11   Time of the Essence..........................................................28
     9.12   Additional Cooperation.......................................................28
     9.13   Confidentiality..............................................................28
     9.14   Counterparts.................................................................28
     9.15   Survival.....................................................................28
     9.16   Extensions for Holidays......................................................28

                                TABLE OF EXHIBITS

EXHIBIT                                                            INTRODUCED
                                                                   IN SECTION
Exhibit A      Description of the Land                             Recital A

Exhibit B      Grant Deed                                          1.2(b)

Exhibit C      Access Agreement                                    3.1(d)

Exhibit D      Regulatory Closure Plan                             3.2(b)

Exhibit E      IDT Building Condition/Statement of General         3.2(b)
               Understanding

Exhibit F      Architectural and MEP Plans                         3.2(b)










                                       i
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                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS


        This Purchase and Sale Agreement and Joint Escrow Instructions (the "Agreement"), dated as of December 15, 1998 (the "Effective Date"), is made between Integrated Device Technology, Inc., a Delaware corporation ("Seller"), and Cadence Design Systems, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

        A. Seller is the owner of certain real property located at 2670 Seely Rd. in the City of San Jose ("City"), County of Santa Clara ("County"), State of California ("State"), Assessor's Parcel No. 097-15-028, which consists of approximately 9.23 acres of land (the "Land") improved with a two-story building containing approximately 136,602 square feet (the "Building"). The Land is more particularly described in Exhibit A attached hereto. As used herein, references to the "Property" refer to the Land and the Building, together with the Improvements and the Appurtenances (as defined in Section 1.2 below).

        B. The Property is currently used by Seller as a semiconductor chip wafer manufacturing plant, and the Building contains equipment (including both fixtures and personal property) consistent with this use.

        C. Seller desires to sell and Buyer desires to purchase the Property after all manufacturing and other equipment has been removed therefrom and Seller has decommissioned the Property as a semiconductor chip wafer manufacturing plant as described below. Seller and Buyer intend that the Building at Closing shall consist of a "warm shell" suitable for use as a flex-office building with base building utilities, electrical, sprinkler, plumbing and other such systems intact.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1.      PURCHASE AND SALE OF PROPERTY



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        1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property at the Closing (as defined in Section 7.2(a)).

        1.2 Description of Property. The Property includes, in addition to the Land and the Building as described in Recital A above, all of the following:

               (a) Improvements. All improvements which are now located on the Land other than fixtures in the Building which Seller is required to remove therefrom as part of the Decommissioning (as defined in Section 3.2(a)) ("Improvements"). Except as otherwise expressly stated, or as required by the context, references to Improvements shall include the Building.

               (b) Appurtenances. The interest of Seller in all rights, privileges and easements appurtenant to the Land and Improvements, including all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and Improvements and any other easements, rights-of-way or appurtenances used in connection with the beneficial use or enjoyment of the Land and Improvements and, to the extent that they relate to the Land and Improvements, all of Seller's rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, and water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land (excluding, however, termination of permits necessary for the operation of the Improvements as a semiconductor chip wafer manufacturing plant) (collectively, the "Appurtenances"). The Property shall be transferred to Buyer at the Closing pursuant to a grant deed in the form of Exhibit B (the "Grant Deed").

2.      PURCHASE PRICE

        2.1 Amount. The purchase price for the Property (the "Purchase Price") shall be Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000.00).

        2.2 Deposit. Upon the full execution of this Agreement by the parties, Buyer shall deliver to Chicago Title Insurance Company, Attn: Bill Magleby, 110 West Taylor St., San Jose, CA 95106 (the "Escrow Holder") cash in the amount of Five Hundred Fifty Thousand Dollars ($550,000) (the "Initial Deposit"). In addition, if Buyer's Initial Contingencies (as defined in Section 3.1) are satisfied or waived during the Initial Contingency Period (as defined in Section 3.1), Buyer shall deliver to Escrow Holder an additional Nine Million Seventy-Five Thousand Dollars ($9,075,000) (the "Additional Deposit") within two
(2) business days after the last of the Initial Contingencies has been waived or satisfied. The Initial Deposit and Additional Deposit (when and if made), together with all interest thereon, are collectively called the "Deposit." The Deposit shall be deposited by the Escrow Holder in an escrow account at a bank and invested in investments, approved by Buyer and Seller, whose approval shall not be unreasonably withheld. The Deposit shall be
(1) paid to Seller at Closing as a portion of the Purchase Price, (2) paid to Seller as liquidated damages pursuant to Section 4.5, (3) returned to Buyer in the event of Seller's breach in accordance with Section 4.2(b), the failure of any Initial Contingency in accordance with Section 3.1, the failure of the Decommissioning Contingency in accordance with Section 3.2 or the failure of Buyer's Closing Conditions in accordance with Section 4.1, or (4) returned to Buyer in the event Buyer terminates this Agreement pursuant to Section 8.1.

3.      BUYER'S CONTINGENCIES

        3.1 Initial Contingencies. Buyer's obligation to purchase the Property is expressly conditioned on the matters ("Initial Contingencies") described in this Section 3.1. Buyer shall deliver written notice to Seller that it (a) approves or waives the Initial Contingencies or (b) disapproves the Initial Contingencies, on or before 5:00 p.m. (California time) on the day that is thirty (30) days after the Effective Date (the "Initial Contingency Date"), with the period from the Effective Date to the Initial Contingency Date being the "Initial Contingency Period".

               (a)  Title Matters

                      (i) ALTA Survey and Preliminary Report

                             (A) Buyer has obtained a preliminary report for the
Land dated as of August 28, 1998 ("Preliminary Report") from the Escrow Holder. Buyer shall obtain a survey of the Land meeting the requirements for issuance of an American Land Title Association policy of insurance ("ALTA Survey") at Buyer's sole cost and expense during the Initial Contingency Period. It shall be an Initial Contingency that Buyer approve the condition of title as reflected by the ALTA Survey and the Preliminary Report.

                             (B) By 5:00 p.m. (California time) on the day which
is twenty (20) days after the Effective Date, Buyer shall review and inform Seller of its approval or disapproval of title by giving Seller notice ("Buyer's Title Notice") of any objection to the Preliminary Report or the ALTA Survey (the "Title Objections"). Buyer shall review title in its sole discretion. Buyer's Title Notice also shall identify such endorsements ("Required Endorsements") as Buyer will require to be included in the Title Policy (as defined in Section 4.1(a)). If Buyer fails timely to deliver Buyer's Title Notice, Buyer shall be deemed to have approved the condition of title.

                             (C) If Buyer timely delivers Buyer's Title Notice,
then, by 5:00 p.m. (California time) on the day which is five (5) days after receipt of Buyer's Title Notice ("Seller's Notice Period"), Seller shall notify Buyer in writing whether Seller will eliminate or cure any Title Objections and/or whether Seller objects to any of Buyer's Required Endorsements (the "Seller's Title Notice"). If Seller elects to eliminate or cure one or more Title Objections, the elimination or curing by Seller of the Title Objections shall be completed on or before the Closing. If Seller elects to eliminate or cure a Title Objection but fails to do so by the Closing, Buyer may pursue its remedies pursuant to Section 4.2 and the Deposit and Additional Deposit shall be refunded.

                             (D) If Seller (1) does not deliver timely Seller's
Title Notice within Seller's Notice Period, or (2) notifies Buyer that Seller is unable or unwilling to cure the Title Objections and/or that Seller objects to any of the Required Endorsements, Buyer shall elect in its sole and absolute discretion by 5:00 p.m. (California time) on the day which is five (5) days after receipt of Seller's Title Notice (or, if Seller has failed to give Seller's Title Notice, by 5:00 p.m. (California time) on the day five (5) days after the expiration of Seller's Notice Period) either to waive such existing Title Objections and/or Required Endorsements or deliver to Seller written notice terminating this Agreement pursuant to Section 4.2(a). If Buyer fails to give Seller notice of its election within the required period, Buyer shall be deemed to have elected to waive such existing Title Objections and/or Required Endorsements.

                      (ii) Additional Title Objections

                             (A) If, after issuance of Buyer's Title Notice,
Buyer receives notice from the Escrow Holder that it intends to revise the Preliminary Report to include one or more additional exceptions to title, Buyer may, within five (5) days of such notice, notify Seller ("Buyer's Amended Title Notice") of the additional title exceptions to which it objects ("Additional Title Objections"), provided, however, that (i) Buyer may object only if Buyer reasonably determines that the exceptions materially and adversely affect the use, value and enjoyment of the Property for Buyer's contemplated use and (ii) the Additional Title Objections shall not include any matter approved by Buyer pursuant to Section 3.1(a) (i). If Buyer fails to deliver timely notice within the required period, Buyer shall be deemed to have approved the additional title exceptions.

                             (B) Seller shall have the shorter of five (5) days
after Buyer's Amended Title Notice, or until two (2) days before the Closing Date (as defined in Section 7.2(b)), within which to deliver to Buyer a notice ("Seller's Additional Title Notice") indicating whether Seller will eliminate or cure such Additional Title Objections by the Closing. If Seller elects to eliminate or cure an Additional Title Objection, the elimination or curing by Seller of the Additional Title Objections shall be completed on or before the Closing. If Seller elects to eliminate or cure a Title Objection but fails to do so by the Closing, Buyer may pursue its remedies pursuant to Section 4.2. Seller may cure Additional Title Objections relating to mechanic's liens arising from the Decommissioning of the Property by posting a mechanic's lien release bond.

                             (C) If Seller (1) does not deliver such Seller's
Additional Title Notice within the required time, or (2) notifies Buyer that Seller is unable or unwilling to cure such Additional Title Objections, Buyer shall have the lesser of three (3) days or until one (1) day before the Closing to elect to waive such Additional Title Objections or deliver to Seller written notice terminating this Agreement pursuant to Section 4.2(a). If Buyer fails to give Seller notice of its election within the time set forth in the previous sentence, Buyer shall be deemed to have elected to waive such Additional Title Objections.

                      (iii) Permitted Exceptions. The term "Permitted Exceptions" shall mean (i) the exceptions to title set forth on the Preliminary Report and approved or deemed approved by Buyer; (ii) all matters shown on the Survey unless objected to in Buyer's Title Notice or Buyer's Amended Title Notice and cured by Seller; (iii) subsequent or revised non-delinquent installments of taxes and assessments referred to in the Preliminary Report; and
(iv) any matter that is caused by Buyer, its employees, agents, representatives or affiliates (including, without limitation, any matter arising out of Buyer's performance of improvements on the Property in accordance with Section 3.3). The standard printed exceptions that are deleted in an extended coverage policy shall be Permitted Exceptions solely for purposes of the Preliminary Report.

                      (iv) Monetary Liens. Notwithstanding the foregoing, Seller shall eliminate any and all title exceptions consisting of mechanics liens, judgment liens, delinquent tax liens and/or loans secured by mortgages, deeds of trust, security agreements or fixture filings, other than those caused or permitted by Buyer, its employees, agents, representatives or affiliates.

               (b) Environmental Review. It shall be an Initial Contingency that Buyer investigate and approve, in its sole and absolute discretion, the environmental condition of the Property, including the presence of Hazardous Material (as defined in Section 9.1(b)) on the Property, and the results of all tests, inspections, investigations and studies regarding the Property that Buyer may elect, in its sole discretion, to obtain.

               (c) Physical Inspection. It shall be an Initial Contingency that Buyer investigate and approve, in its sole and absolute discretion, the soils, location, access and the structural and physical condition of the Property.

               (d) Books and Records. Within five (5) days after the Effective Date, Seller shall deliver to Buyer at the address listed in Section 9.8, or make available at the Property for inspection and copying by Buyer or Buyer's authorized agents, originals or true and correct copies of all surveys, subdivision applications, agreements, contracts, property tax bills for the past three years, plans, construction drawings, licenses, permits, insurance policies and other documents relating to or concerning the Property (the "Books and Records") in Seller's possession, and Seller shall use its best efforts to deliver to Buyer or make available at the Property for inspection and copying by Buyer or Buyer's authorized agents within ten (10) days after the Effective Date, originals or true and correct copies of all Books and Records not in Seller's possession but under Seller's control. The Books and Records shall exclude all materials that are confidential communications between Seller and its attorneys, the work product of Seller's attorneys, and Seller's internal financial documents regarding the Property. Seller also shall make available for interview(s) by Buyer and Buyer's authorized agents those personnel of Seller who are responsible for the maintenance and operation of the Property, including, without limitation, compliance with Environmental Laws (as defined in Section 9.1(a)) affecting the Property. It shall be an Initial Contingency that Buyer review and approve, in its sole and absolute discretion, the Books and Records and the data gained through interviews with Seller's personnel. Access to, and review and use of, the Books and Records and data gained through interviews shall be subject to the terms and conditions of that certain Access and Confidentiality Agreement dated as of November 25, 1998 between Seller and Buyer (the "Access Agreement"), a copy of which is attached hereto as Exhibit C.

               (e) Governmental Requirements. It shall be an Initial Contingency that Buyer review and approve, in its sole and absolute discretion, all operative or proposed governmental laws and regulations to which the Property is, or may be, subject and that Buyer obtain or approve such permits, entitlements, rezoning, agreements and assurances from the City as Buyer, in its sole discretion, may require.

               (f) Economic Analysis. It shall be an Initial Contingency that Buyer review and approve, in its sole and absolute discretion, all economic, financial and accounting matters relating to or affecting the Property or its value, including without limitation the costs of converting the Property for use as an office building.

               (g) Disapproval of Initial Contingencies. If Buyer disapproves any Initial Contingency, or if Buyer fails to deposit timely the Additional Deposit in accordance with Section 2.2 despite having duly approved or waived the Initial Contingencies, this Agreement will automatically terminate, and thereafter the parties shall have no further obligation or liability under this Agreement other than Buyer's indemnity obligation contained in Section 5.4, the confidentiality provisions of Section 9.13, Buyer's obligations under the Access Agreement, and as otherwise provided in this Section 3.1(g). Subject to Buyer's remedies for Seller's default under Section 4.2, the Deposit shall be returned to Buyer. Any cancellation fee or other costs of the Escrow Holder shall be borne equally by Seller and Buyer and each party shall pay its own expenses.

        3.2 Decommissioning Contingency. Buyer's obligation to purchase the Property is further expressly conditioned on the matters described in this
Section 3.2 (collectively, "Decommissioning Contingency"). Buyer shall deliver written notice to Seller that it (a) approves or waives the Decommissioning Contingency or (b) disapproves the Decommissioning Contingency (which disapproval may be given only in accordance with Section 3.2(i)) on or before 5:00 p.m. (California time) on the date which is thirty (30) days after receipt of Seller's Decommission Notice (as defined in Section 3.2(g)) (the

"Decommissioning Contingency Date"), with the period from the date on which Buyer delivers the Additional Deposit to Escrow Holder to the Decommissioning Contingency Date being the "Decommissioning Contingency Period".

               (a) Decommissioning of Property. Seller shall decommission the Property as a semiconductor chip wafer manufacturing facility ("Decommission" or "Decommissioning") at its sole cost and expense, and Seller shall use all reasonable efforts to complete the Decommissioning on or before April 12, 1998 (the "Decommissioning Completion Deadline"). The Decommissioning Completion Deadline may be extended with Buyer's prior written approval, which approval shall not be unreasonably withheld. The purpose of the Decommissioning shall be to remove from the Property all manufacturing and other equipment associated with the Property's use as a semiconductor chip wafer manufacturing facility, to remove or remediate all Hazardous Material associated therewith in accordance with applicable Environmental Laws, and to convert the Building into a "warm shell" consisting of core, shell and base building utilities (including without limitation the electrical, sprinkler, plumbing, mechanical and other base building systems), all as more particularly set forth in the Closure Plan as defined in Section 3.2(b), and the scope of work set forth in the Closure Plan shall take precedence over the generalized description of the Decommissioning set forth in this Section 3.2(a).

               (b) Closure Plan. Seller has prepared and Buyer has approved the Regulatory Closure Plan that is attached as Exhibit D to this Agreement. Buyer and Seller jointly have prepared the document entitled IDT Building Condition/Statement of General Understanding that is attached as Exhibit E to this Agreement. Buyer and Seller also have jointly marked copies of the Building's Architectural and MEP Plans to further identify changes to the Building that are part of the Decommissioning, and these marked plans consisting of six separate sheets executed on behalf of Buyer and Seller on December 4, 1998 are attached as Exhibit F to this Agreement. The items attached to this Agreement as Exhibit D, Exhibit E and Exhibit F are collectively referred to herein as the "Closure Plan." The Closure Plan encompasses activities required by certain Environmental Laws applicable to the decommissioning of a semiconductor chip wafer fabrication facility (the "Mandated Activities"), which will be subject to approval by governmental agencies and authorities that are responsible for assuring compliance with such Environmental Laws (the "Responsible Agencies"). Additionally, the Closure Plan encompasses activities beyond the Mandated Activities which have been agreed upon by Seller and Buyer (the "Additional Activities"). From and after the Effective Date, no changes may be made to the Closure Plan except for: (i) modifications to the Mandated Activities which are required by the Responsible Agencies and are either (A) immaterial, in that such changes pose no detriment to Buyer, or (B) have the effect of enlarging, rather than diminishing, Seller's scope of work in connection with the Decommissioning; and (ii) modifications to the Additional Activities which are approved by Buyer in the exercise of Buyer's commercially reasonable judgment. Buyer shall deliver to Seller written notice approving or disapproving of any modification to the Closure Plan described in clause (ii) above within five (5) business days after Seller delivers to Buyer a written request describing in reasonable detail the nature of such modification. Buyer's failure to deliver to Seller written notice disapproving such modification within such five (5) business day period shall be conclusively deemed Buyer's approval thereof. In the event of any dispute concerning or relating to whether or not Buyer's disapproval of any such modification is reasonable, such dispute shall be resolved by binding arbitration in accordance with the provisions of Section 3.4. References elsewhere in this Agreement to the Closure Plan shall mean the Closure Plan and such modifications thereto as are authorized by this Section 3.2(b).

               (c) Performance of Decommissioning. In all events, the scope of work for the Decommissioning shall include, without limitation, the remediation of any Hazardous Material and corrections of any violations and threatened violations of any Environmental Laws relating to the Property that may be identified prior to or discovered during the Decommissioning, whether preexisting or caused by the Decommissioning or otherwise occurring after the Initial Contingency Period and prior to the Closing, excluding only such Hazardous Material and violations of Environmental Laws that are demonstrated to Buyer's reasonable satisfaction to have been present on or affecting the Property prior to Seller's acquisition of the Property. Buyer hereby agrees that all Hazardous Material and violations of Environmental Laws described in that certain Environmental Property Assessment, prepared by Cummings Environmental, dated March 26, 1990, were present on or affected the Property prior to Seller's acquisition of the Property.

               (d) Evidence of Completion. Subject to the provisions of Section 3.2(i), Seller's obligation to complete the Decommissioning shall be satisfied when Seller has performed the scope of work set forth in the Closure Plan in all material respects, and has delivered to Buyer the following documents evidencing satisfactory closure of Seller's semiconductor chip wafer manufacturing facility: (i) copies of each of Seller's permit submittals and notifications to the San Jose Fire Department, the Santa Clara County Environmental Resources Agency Department of Environmental Health ("DEH"), the California Department of Toxic Substances Control, the Environmental Protection Agency, the Bay Area Air Quality Management District, and the City of San Jose Department of Water Pollution Control; (ii) the written certification by Seller's consulting Professional Engineer, PES Environmental, Inc. ("PES") to the San Jose Fire Department that Seller's semiconductor chip wafer manufacturing facility has been closed in compliance with the Regulatory Closure Plan; (iii) a report issued by PES containing all data obtained relative to all soil and groundwater sampling of the Property conducted by Seller, PES or any other consultant on behalf of Seller; (iv) the San Jose Fire Department's written acknowledgment that Seller's semiconductor chip wafer manufacturing facility has been closed in accordance with the Regulatory Closure Plan, together with any related report issued by the San Jose Fire Department; and (v) the California Department of Toxic Substances Control's and/or DEH's written acknowledgment that all permitted units over which it has jurisdiction have been closed in accordance with the Regulatory Closure Plan (collectively, the "Responsible Agencies' Approvals"). Notwithstanding the foregoing, Seller shall not be obligated to deliver the acknowledgments described in Sections 3.2(d)(iv) and 3.2(d)(v) and such acknowledgments shall be excluded from the Responsible Agencies' Approvals if it is not the standard practice of the San Jose Fire Department, the California Department of Toxic Substances Control or DEH, respectively, at the time of Seller's request to issue such documentation, and under such circumstances Seller's obligation to complete the Decommissioning shall be satisfied if Seller has performed the scope of work set forth in the Closure Plan in all material respects and has delivered to Buyer the documents described in Sections 3.2(d)(i)-(iii),

               (e) Compliance With Laws. In completing the Decommissioning, Seller shall comply in all material respects with all applicable federal, state and local laws (whether under common law, statute, rule, ordinance, agreement, regulation or otherwise), including without limitation all Environmental Laws.

               (f) Buyer's Observation. Seller and Buyer acknowledge that it is Buyer's intention to cause Buyer's consultant, Erler & Kalinowski, Inc., to prepare a report upon delivery of the Decommission Notice as defined in Section
3.2 (g) assessing the Decommissioning work, including without limitation the site conditions encountered and the remediation measures implemented in the course thereof. Seller shall keep Buyer informed of the work schedule for the Decommissioning, and shall permit Buyer's designated representatives to observe the Decommissioning work (provided that Buyer's representatives comply with Seller's construction safety rules and regulations and do not unreasonably interfere with the Decommissioning work) and to confer with any contractors performing the Decommissioning work, subject to Buyer's indemnity as provided in
Section 5.4. In addition, Buyer at its option shall be entitled to have its designated representatives make test borings on the Property during the Decommissioning Contingency Period subject to compliance with Seller's construction safety rules, Buyer's indemnity as provided in Section 5.4, and the Access Agreement, and provided that such representatives do not unreasonably interfere with the Decommissioning work.

               (g) Seller's Notice of Completion. On or before the Decommissioning Completion Deadline, Seller shall deliver notice to Buyer that the Decommissioning has been completed as described in Section 3.2(a) (the "Decommission Notice"). The Decommission Notice shall be accompanied by the Responsible Agencies' Approvals.

               (h) Buyer's Additional Environmental Due Diligence. Between the date of Seller's delivery of the Decommission Notice and the Decommissioning Contingency Date, Buyer may inspect the Property to confirm that Seller has performed the work set forth in the Closure Plan in all material respects as provided herein, and may in Buyer's sole discretion conduct an additional investigation of the environmental condition of the Property. It is the intent of Buyer and Seller that Buyer have sufficient time during this period to complete a Phase II environmental survey of the Property and other appropriate investigations to (i) verify remediation of any Hazardous Material conditions arising from or discovered during the Decommissioning, and (ii) to confirm that there are no Hazardous Material conditions on or otherwise affecting the Property that were not known to Buyer at the conclusion of the Initial Contingency Period, other than Hazardous Material conditions that Buyer or its consultants discovered, or in the exercise of reasonable diligence should have discovered, during the Initial Contingency Period (the "Additional Environmental Investigation"). Buyer agrees to diligently pursue such Additional Environmental Investigation. However, if for reasons outside Buyer's control Buyer is unable to complete such Additional Environmental Investigation within thirty (30) days of delivery of Seller's Decommission Notice, the Decommissioning Contingency Date shall be extended for such additional time (but in no event more than an additional thirty (30) days) as is reasonably required to permit completion of the Additional Environmental Investigation in the exercise of due diligence.

               (i) Approval of Decommissioning Contingency. Buyer shall approve or disapprove the Decommissioning Contingency in writing during the Decommissioning Contingency Period. Buyer's failure to give notice of approval or disapproval of the Decommissioning Contingency by the end of the Decommissioning Contingency Period shall be conclusively deemed to be Buyer's approval of the Decommission Contingency. Buyer may disapprove the Decommissioning Contingency only if the Decommissioning has not been completed in accordance with the Closure Plan in all material respects, or if Buyer reasonably disapproves of any Hazardous Material condition on or affecting the Property that was not known to or reasonably discoverable by Buyer or its consultants during the Initial Contingency Period.

        If Buyer gives timely notice disapproving the Decommissioning Contingency ("Decommissioning Disapproval Notice"), Buyer shall specify in the Decommissioning Disapproval Notice in reasonable detail the reasons and bases for such disapproval (including, without limitation, the evidence that the Decommissioning work has not been properly completed in accordance with this Agreement) and all corrective or additional work Buyer reasonably requires for satisfaction of the Decommissioning Contingency. Within five (5) business days after receipt of the Decommissioning Disapproval Notice, Seller shall, by written notice to Buyer, either: (i) undertake to complete such corrective or additional work within a reasonable period of time (but in no event to exceed eighteen (18) months from the date of Seller's receipt of the Decommissioning Disapproval Notice); or (ii) dispute the corrective or additional work specified in the Decommissioning Disapproval Notice on the grounds that (A) it is outside the scope of work of the Decommissioning, or (B) it pertains to a Hazardous Material condition on or affecting the Property (1) which was known to or reasonably discoverable by Buyer or its consultants during the Initial Contingency Period, or (2) as to which Buyer has no reasonable basis for objecting. If Seller delivers a notice under clause (i) of the preceding sentence, the Closing Date shall be extended until that date which is seven (7) days after Seller demonstrates, to Buyer's reasonable satisfaction, that Seller has completed in all material respects all corrective or additional work required by Buyer's

 Decommissioning Disapproval Notice; and if Seller delivers a notice under clause (ii) of the preceding sentence, the dispute shall be resolved in accordance with the dispute resolution provisions in Section 3.4 of this Agreement.

        In no event shall Seller be in default of or in breach of this Agreement for failure to complete the Decommissioning work unless and until either Seller fails to complete in all material respects, within the eighteen (18) month maximum period described above, the corrective or additional work that Seller has undertaken to perform in accordance with clause (i) above, or an arbitrator engaged to resolve a dispute between the parties under Section 3.4 has determined that Seller must perform additional work and Seller has failed to perform such work in all material respects within the later of (i) eighteen (18) months after the date of Seller's receipt of the Decommissioning Disapproval Notice or (ii) sixty (60) days after the arbitrator has issued such determination.

        3.3 Buyer Improvements During Decommissioning Contingency Period. Seller anticipates that it will vacate between 40,000 and 60,000 square feet of open office area located in that portion of the Building classified for occupancy purposes as "B-2" under the Uniform Building Code (the "B-2 Space") before December 31, 1998. In the event that the B-2 Space is vacated in part or in whole during the Decommissioning Contingency Period, Buyer and Buyer's representatives, consultants and contractors shall have access to such vacated B-2 Space for the purpose of performing such improvements therein as may be desirable for Buyer's intended use of the Property; provided, however, that as a condition precedent to the exercise of Buyer's rights under this Section 3.3,
(a) Buyer shall deliver to Seller and Seller shall approve in writing (such approval not to be unreasonably withheld or delayed) a written description of the improvements to be performed; and (b) Buyer shall defend, indemnify and hold Seller harmless from all claims (including claims of lien for work or labor performed or materials or supplies furnished at Buyer's direction), demands, liabilities, damages and expenses, including Seller's reasonable attorneys' fees, costs and expenses, arising out of Buyer's entry onto and/or activities in, on or about the Property as permitted under this Section 3.3. Buyer's work under this Section 3.3 shall not unreasonably interfere with or disturb Seller's employees in the Building. Buyer shall not be entitled to any compensation for the value of any improvements made by Buyer in accordance with this Section 3.3, and all such improvements shall become the property of Seller, in the event the transaction described in this Agreement is not consummated.

        3.4 Dispute Resolution. In the event of a controversy, dispute or claim arising out of, from or relating to Seller's obligation to perform the work set forth in the Closure Plan or Buyer's approval rights thereof pursuant to Section 3.2(i) (collectively, a "Dispute"), the parties' appointed representatives (the "Designated Representatives") shall meet as often as reasonably possible (either in person or by telephone) during the five (5) day period commencing on the date that either party delivers to the other written notice of a Dispute to attempt to resolve the Dispute in good faith. The Designated Representatives shall make every effort jointly to reach a resolution of the Dispute. Seller's Designated Representative shall be Alan F. Krock, and Buyer's Designated Representative shall be John Bruno. Either party may change its Designated Representative by delivering to the other party written notice of the new Designated Representative. If the Designated Representatives are unable to resolve a Dispute within that five (5) day period, either party may seek to resolve the Dispute in accordance with Section 3.4(a) of this Agreement.

               (a) Seller and Buyer agree that any Dispute which cannot be resolved pursuant to the first paragraph of this Section 3.4 above shall be settled at the request of any party to this Agreement by final and binding arbitration conducted in the City and County of San Francisco, California, administered by and in accordance with the Comprehensive Arbitration Rules and Procedures of J.A.M.S./Endispute, or, if such rules no longer exist, the then existing rules of practice and procedure of J.A.M.S./Endispute (both sets of rules are collectively referred to as the "Rules of J.A.M.S./Endispute"), and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The single arbitrator shall be a retired California or federal judge selected in accordance with the Rules of J.A.M.S./Endispute. The arbitrator and not a jury will decide the Dispute. The arbitrator shall be directed: (i) to require all testimony to be transcribed;
(ii) to require any award or decision to be accompanied by findings of fact and a statement of reasons for such award or decision; (iii) not to award any remedies available in court for breach of contract actions (including, without limitation, damages) other than remedies (including damages) expressly set forth in this Agreement and not vary the provisions of this Agreement; and (iv) to allow reasonable discovery.

               (b) The arbitrator shall determine the prevailing party and the prevailing party of any Dispute submitted under this Section 3.4 shall be entitled to recover out-of-pocket costs reasonably expended in the arbitration proceeding (including the fees of J.A.M.S./Endispute) as well as in any subsequent proceeding required to enforce the arbitration award, but each party shall bear its own attorneys' fees.

               (c) Except as otherwise required by law, the parties agree that the arbitration procedure will be confidential, all conduct, statements, promises, offers, views and opinions, oral or written, made during the arbitration by any party or a party's agent, employee or attorney will remain confidential and, where appropriate will be considered work product and privileged, and the existence and the results of the arbitration will be maintained by the parties and their respective agents, employees and attorneys as confidential at all times.

               (d) In the event that J.A.M.S./Endispute is no longer in existence at the time that arbitration is requested, the Dispute shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association.

4.      CONDITIONS TO CLOSING

        4.1 Buyer's Closing Conditions. Buyer's obligation to purchase the Property is expressly conditioned on the satisfaction or written waiver of each of the conditions precedent set forth in this Section 4.1 ("Buyer's Closing Conditions"). Buyer's Closing Conditions are solely for Buyer's benefit and any and all of Buyer's Closing Conditions may be waived in writing by Buyer in whole or in part without prior notice. After the Closing, any Buyer's Closing Condition that has not been satisfied shall be treated as having been waived in writing. In the event that one or more of Buyer's Closing Conditions have not been satisfied or waived in writing by Buyer prior to the scheduled Closing Date as described in Section 7.2(b), upon Seller's delivery to Buyer of written notice that Seller shall cause such Buyer's Closing Condition(s) to be satisfied, the Closing Date shall be extended for such additional time (but not to exceed ninety (90) days) as is reasonably required to permit Seller to satisfy such Buyer's Closing Condition(s) in the exercise of due diligence.

               (a) Title. Title to the Property shall be conveyed to Buyer by Grant Deed subject only to the Permitted Exceptions. The Escrow Holder shall be irrevocably and unconditionally committed to issue to Buyer an ALTA Extended Coverage Owner's Policy (B-1970 form) insuring title to the Property in an amount not exceeding the Purchase Price, subject only to the Permitted Exceptions and the printed exclusions contained in such policy, together with the Required Endorsements (the "Title Policy"). Except as provided in Section 5.2, indemnification of the Escrow Holder to induce it to insure any otherwise unpermitted exception to title shall not be allowed except with the prior written consent of Buyer after full disclosure to Buyer of the nature and substance of such exception and indemnity, which consent shall not be unreasonably withheld or delayed by Buyer for exceptions not material to marketable title to the Property.

               (b) Delivery of Closing Documents. Seller shall deliver through Escrow the documents specified in Section 7.3.

               (c) Representations and Warranties. Seller's representations and warranties contained in Section 6.1 shall be true and correct in all material respects when made and as of the Closing Date.

               (d) Performance of Covenants. Seller shall have performed the material covenants of Seller under this Agreement to be performed by Seller before Closing.

               (e) Adverse Actions. There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or respecting the Property that would materially and adversely affect Seller's ability to perform its obligations under this Agreement or Buyer's title to the Property and there shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.

        4.2 Buyer's Remedies

               (a) Termination for Failure of Condition. If any of Buyer's Closing Conditions is not satisfied, Buyer shall have the right, at its sole election, either to waive the condition in question and proceed with the purchase of the Property pursuant to all of the other terms of this Agreement, reserving all of its other rights and remedies available to it under this Agreement by reason of such failure of condition, or, in the alternative, to terminate this Agreement upon giving notice of termination to Seller. Upon termination under this Section 4.2(a), Seller and Buyer agree that Buyer shall be entitled to immediate refund of the Deposit without offset for any charges or claims, and each party shall bear its own expenses incurred in connection with this Agreement.

               (b) Termination Due to Seller's Breach. In the event of a material default by Seller under any of its covenants, representations, warranties or other obligations set forth in this Agreement, and if Seller does not cure such default within five (5) days after notice is given by Buyer to Seller specifying the basis for claiming the default and Buyer's intention to invoke the provisions of this Section 4.2(b) (or within such other time period as may be specified in this Agreement including, without limitation, Section 3.2(i)), Buyer may elect (i) nevertheless to proceed with the purchase of the Property (it being expressly agreed that Buyer shall be entitled to specific performance under this Agreement) or (ii) to terminate this Agreement by written notice to Seller delivered on or before the later of one (1) business day before the Closing Date or expiration of the applicable period to cure the default, and upon such termination, Buyer shall be entitled to immediate refund of the Deposit without offset for any charges or claims and be relieved of all further obligations hereunder. If Buyer proceeds under clause (i) above, Buyer shall retain the right to collect damages directly resulting from Seller's breach including, without limitation, damages based upon the difference between the value of the Property on the Closing Date in the absence of any breach by Seller and the Purchase Price. However, Buyer shall not be entitled to recover (and Buyer hereby waives) any consequential, indirect or special damages resulting from Buyer's breach of this Agreement including, without limitation, lost profits.

        4.3 Seller's Closing Conditions. Seller's obligation to sell the Property is expressly conditioned upon the satisfaction or written waiver by the time periods described below of each of the conditions precedent set forth in this Section 4.3 ("Seller's Closing Conditions"). Seller's Closing Conditions are solely for Seller's benefit and any or all of Seller's Closing Conditions may be waived in writing by Seller in whole or in part without prior notice.

               (a) Waiver of Initial Contingencies. On or before 5:00 p.m. Pacific Time on the Initial Contingency Date, Buyer shall have delivered to Seller written notice approving or waiving all of the Initial Contingencies, and within two (2) business days thereafter, Buyer shall have deposited the Additional Deposit in Escrow.

               (b) Waiver of Decommissioning Contingency. Buyer shall have delivered to Seller written notice approving or waiving the Decommissioning Contingency before 5:00 p.m. Pacific Time on the last day of the Decommissioning Contingency Period (as it may be extended).

               (c) Delivery of Closing Documents and Funds. Buyer shall deliver through Escrow the documents and funds specified in Section 7.4.

               (d) Representations and Warranties. Buyer's representations and warranties contained in Section 6.5 shall be true and correct when made and as of the Closing Date.

               (e) Performance of Covenants. Buyer shall have performed the material covenants of Buyer under this Agreement.

        4.4 Seller's Remedies

               (a) Termination for Failure of Condition. If any of Seller's Closing Conditions is not satisfied, Seller shall have the right, at its sole election, either to waive the condition in question and proceed with the sale of the Property pursuant to all of the other terms of this Agreement, reserving all of its other rights and remedies available to it under this Agreement or otherwise at law or in equity by reason of such failure of condition, or, in the alternative, to terminate this Agreement upon giving notice of termination to Buyer.

               (b) Termination Due to Buyer's Breach. Notwithstanding anything to the contrary elsewhere in this Agreement, in the event of a default by Buyer of any of its covenants, representations, warranties or other obligations set forth in this Agreement, and if Buyer does not cure such default within five (5) days after notice is given by Seller to Buyer specifying the basis for claiming the default and Seller's intention to invoke the provisions of Section 4.5, Seller may elect to terminate this Agreement by written notice to Buyer delivered on or before the later of Closing Date or expiration of the period given under this Section 4.4(b) to cure the default, in which case Seller's damages and remedies shall be governed by Section 4.5.

        4.5 Liquidated Damages. IF THE CLOSING FAILS TO OCCUR BY REASON OF DEFAULT OF BUYER UNDER THE TERMS OF THIS AGREEMENT, BUYER SHALL BE RESPONSIBLE FOR ALL CANCELLATION CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER AND ANY ESCROW AND TITLE CHARGES. IN ADDITION, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL TERMINATE AND THE DEPOSIT SHALL BE IMMEDIATELY DELIVERED BY

ESCROW HOLDER TO SELLER ON SELLER'S REQUEST WITHOUT ANY FURTHER INSTRUCTIONS FROM BUYER AND DESPITE ANY CONTRARY INSTRUCTIONS FROM BUYER. THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES FOR BUYER'S NONPERFORMANCE AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER (INCLUDING, WITHOUT LIMITATION, SELLER'S RIGHTS TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND TO RECEIVE DAMAGES) FOR BUYER'S FAILURE TO PURCHASE THE PROPERTY, WHICH SUMS SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BY REASON OF BUYER'S BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY. FROM THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN SHOULD BUYER BREACH SUCH OBLIGATION. THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE PROPERTY IS UNIQUE. GIVEN THE FOREGOING CONSIDERATION, AMONG OTHERS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF BREACH BY BUYER OF ITS OBLIGATION TO PURCHASE THE PROPERTY, NOTWITHSTANDING ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR HEREIN CONTAINED IMPLYING ANY CONTRARY INTENT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTHING HEREIN SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER'S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF BUYER'S INDEMNITY OBLIGATIONS UNDER SECTION 5.5 OR UNDER THE ACCESS AGREEMENT.

        Seller's initials: /s/ AFK            Buyer's initials: /s/ RLMK
                           -------                              --------

5.      SELLER'S COVENANTS AND AGREEMENTS

        5.1 Other Contracts. During the term of this Agreement, Seller shall obtain Buyer's prior written consent before entering (or causing to be entered) into, amending, modifying, extending or terminating (except as provided in Section 5.3) any contracts, leases, agreements or understandings for or pertaining to the Property or any portion thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that this Section 5.1 shall not apply to any contracts or agreements entered into with respect to performance of the Decommissioning work.

        5.2 Mechanic's Liens. On or before the Closing, Seller shall (i) pay for all materials, supplies and work provided or ordered for the Property by Seller or for which a labor, materialman's or mechanic's lien may be claimed under applicable law with respect to work contracted for by Seller and (ii) if required by the Escrow Holder, provide the Escrow Holder with such indemnifications or security as it may require to insure title to the Property at the Closing without exception for any unrecorded labor, materialman's or mechanic's claim of lien other than those created by, through or under Buyer.

        5.3 Existing Service Contracts. Effective as of the Closing Date, Seller shall terminate or cause to be terminated any and all contracts for the management, operation, repair, maintenance and security of the Property.

        5.4 Access to Property. Buyer and Buyer's representatives, agents and designees shall have the right at all reasonable times to enter upon the Property, at Buyer's own cost, for any purpose in connection with its proposed purchase or development of the Property, including, without limitation, the right to make any inspections, examinations, tests, analyses, studies, surveys, evaluations or any other investigations of the Property as Buyer may elect, all on the terms of, and subject to the conditions set forth in, the Access Agreement and, to the extent applicable, Section 3.3 of this Agreement. The exercise by Buyer of any of the preceding or any other act by Buyer shall not negate any representation, warranty or covenant of Seller or modify any of Buyer's rights or Seller's obligations in the event of any breach by Seller of any of its representations, warranties or covenants under this Agreement. Buyer shall defend, indemnify and hold Seller harmless from all claims (including claims of lien for work or labor performed or materials or supplies furnished), demands, liabilities, damages and expenses, including Seller's reasonable attorneys' fees, costs and expenses, arising out of Buyer's entry onto and/or activities in, on or about the Property arising in connection with such entry as permitted under this Section 5.4.

6.      REPRESENTATIONS AND WARRANTIES

        6.1 Seller's Representations and Warranties. Seller hereby warrants and represents as of the date hereof and as of the Closing that:

               (a) Due Incorporation. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing and qualified to do business in the State of California.

               (b) Authority of Seller. This Agreement and the performance of Seller's obligations hereunder and all the documents executed by Seller which are to be delivered to Buyer at the Closing are, or on the Closing Date will be, duly authorized, executed and delivered by Seller and are, or at the Closing Date will be, legal, valid and binding obligations of Seller, and do not, and on the Closing Date will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, government agency or other party is required for Seller to enter into and/or to perform Seller's obligations under this Agreement, except as has already been obtained.

               (c) Condition of Property. To Seller's knowledge, there are now, and at the Closing Date there will be, no structural or mechanical defects of the Property, all systems and facilities in or serving the Property are in good operating condition and repair and in material compliance with all applicable laws and regulations and there are no other material physical defects or unusual soil conditions on the Property.

               (d) Compliance with Laws. Seller has received no written notice from any governmental agency or private person that the condition, use or operation of the Property violates any applicable laws or regulations. To Seller's knowledge, the condition, use and operation of the Property now do not, and at the Closing Date will not, violate any applicable laws, regulations and ordinances in any material respect.

               (e) Governmental Proceedings. Seller has received no notice of any condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, which could detrimentally and materially affect the use of the Property or the appraised value of the Property, nor any notice of any special assessment proceedings affecting the Property.

               (f) Books and Records, Contracts and Other Documents. All Books and Records and other contracts or documents authored by Seller and delivered or made available to Buyer are, and at the Closing Date will be, true and correct copies. To Seller's knowledge, all Books and Records and other contracts or documents authored by third parties and delivered or made available to Buyer are, and at the Closing Date will be, true and correct copies.

               (g) Contracts and Other Agreements. Seller has no agreement with, and has not granted any rights to nor assumed any obligations for the benefit of, any other party which in any way would, or will, burden or otherwise affect Buyer or all or part of the Property.

               (h) Litigation. To Seller's knowledge, there are no pending or threatened actions, inquiries, suits, arbitrations, claims or proceedings, at law or in equity that arise out of the ownership of the Property or that might detrimentally and materially affect the use or operation of the Property for its intended purpose or the appraised value of the Property or adversely affect the ability of Seller to perform its obligations under this Agreement. No attachments, execution proceedings, assignments for benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller's knowledge, threatened against Seller nor are any of such proceedings contemplated by Seller.

               (i) Other Contracts to Convey Property. There are no rights to purchase, lease or otherwise acquire any right, title or interest in or to the Property held by any person other than Buyer and Seller has not committed nor obligated itself in any manner whatsoever to sell the Property to any party other than Buyer, and except as set forth in the Preliminary Report, Seller has not hypothecated or assigned any interest in the Property in any manner.

               (j) Hazardous Material. Other than as may be disclosed in the Books and Records, all of Seller's operations or activities upon, or use of the Property, or any portion thereof, are in all material respects in compliance with the Environmental Laws, and Seller has not engaged in or permitted any release, dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of Hazardous Material in any material quantity at, on, in or about the Property, or any portion thereof.

               (k) Property Tax Assessment. Other than as set forth in the preliminary Report and the amounts disclosed by the tax bills delivered to Buyer by Seller, no other real property taxes have been or, to Seller's knowledge, will be assessed against the Property for the current year. With the exception of (i) charges and assessments disclosed in the public records and (ii) charges incurred by Seller in connection with the Decommissioning of the Property, there are not any special assessments or charges which have been levied against the Property or, to Seller's knowledge, which will result from work, activities or improvements done to the Property by Seller. Seller has received no notice from any governmental agency of any planned or completed public improvements which will result in any charge being levied against or in the creation of any lien upon the Property or any portion thereof. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Property for any period of time prior to Closing Date, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment in accordance with Section 7.8(b).

               (l) Foreign Person. Seller is not a foreign person and is a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code").

        6.2 Seller's Knowledge. As used in this Agreement, the phrase "Seller's knowledge" shall be limited to the actual knowledge, without inquiry or investigation, of the following persons: Philip Pare, Alan Miyashiro, Dale Gonzales and Deniz Gundogdu.

        6.3 Seller's Indemnification Against Breaches by Seller. Seller shall indemnify, defend and hold Buyer and its officers, directors, shareholders, employees, agents and affiliated entities (collectively, "Buyer's Affiliates") harmless from and against all claims, demands, liabilities, actions, causes of action, losses, damages to which Buyer may be entitled under Section 4.2(b), costs, fees and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Claims") which arise out of, result from or are related to Seller's breach of any representations, warranties or covenants of Seller under this Agreement (subject to the limitations set forth in Section 6.6). Seller's duty to indemnify and hold Buyer harmless under this
Section 6.3 shall include, without limitation, losses, damages, fees and disbursements sustained and/or incurred by Buyer due to diminution in the value, utility, marketability or financeability of the Property resulting from the matters described in the first sentence of this Section 6.3. If Buyer receives notice of a Claim by a third party against which Buyer is entitled to indemnification, Buyer shall promptly give written notice thereof to Seller, and Seller shall promptly take such measures as may be reasonably required to properly and effectively defend such Claim, and may defend with counsel of its own choosing approved by Buyer (which approval shall not be unreasonably withheld or delayed). If Seller fails to properly and effectively defend such third party Claim, then Buyer may defend such Claim with counsel of Buyer's own choosing at Seller's expense.

        6.4 Seller's Indemnification Regarding Hazardous Materials. Seller shall indemnify, defend and hold Buyer and Buyer's Affiliates harmless from and against all costs associated with (i) all remediation of the condition of the Property required by any Responsible Agencies, (ii) all remediation of the condition of the Property necessary to restore the Property to the condition contemplated by the Decommissioning as described in Section 3.2(a) and Section 3.2(c), and (iii) any Claims by third parties concerning Hazardous Material present on or migrating from the Property; provided, however, that Seller's duty to indemnify, defend and hold harmless Buyer and Buyer's Affiliates under the preceding clauses (i), (ii) and (iii) shall arise only to the extent that such Claims result from acts or omissions of Seller relating to the Property (including, without limitation, the presence, use, generation, manufacture, storage, release or disposal of Hazardous Material) first occurring during the period of Seller's ownership of the Property. It is the intention of Buyer and Seller that the scope of the indemnity contained in this Section 6.4 be limited to costs of remediation of the condition of the Property or of any other property affected by Hazardous Material present on or migrating from the Property, and Seller shall not be required to indemnify Buyer against other Claims, harm or damages to Buyer or Buyer's Affiliates resulting from the matters described in this Section 6.4, including, without limitation, death or injury to any person, loss in value of the Property, or other consequential, indirect or special damages (including, without limitation, lost profits).

        6.5 Buyer's Representations and Warranties. In addition to its representations and warranties made elsewhere in this Agreement, Buyer hereby warrants and represents as of the date hereof and as of the Closing Date that:

               (a) Organization; Authority. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing and qualified to do business in the State of California. This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the Closing Date will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing Date will be, legal, valid and binding obligations of Buyer, and do not, and at the Closing Date will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental agency or other party is required for Buyer to enter into and/or to perform Buyer's obligations under this Agreement, except as has already been obtained.

               (b) Litigation. Buyer has received no written notice of any pending litigation or government proceeding to which Buyer is a party that may affect this Agreement or the transaction contemplated hereby.

               (c) Property Acquired "As Is". Except for the express covenants, representations and warranties of Seller set forth in Section 6.1, Buyer is acquiring the Property "as is," without any covenant, representation or warranty of any kind or nature whatsoever, express or implied, and Buyer is relying solely on Buyer's own investigation of the Property. In accordance with California Health & Safety Code section 25359.7, Seller has delivered to Buyer a copy of the report described in Section 3.2(c) and Seller has made available to Buyer Seller's Books and Records containing certain environmental information about the Property.

        6.6 Survival. All representations, warranties and indemnities contained in this Section 6 shall survive the Closing; provided, however, that each party's representations and warranties (but not Seller's indemnity) shall terminate on the day which is twelve (12) months after the Closing Date.

7.      CLOSING

        7.1 Escrow. An escrow ("Escrow") shall be opened with the Escrow Holder upon the execution of this Agreement. Buyer and Seller shall promptly upon request therefor execute such additional escrow instructions as are reasonably required to consummate the transaction contemplated by this Agreement and are not inconsistent herewith.

        7.2 Closing.

               (a) The "Closing" means the exchange of money and documents as described herein, and will be deemed to have occurred when Seller's Grant Deed to Buyer has been recorded, the Escrow Holder holds and can record and deliver the remaining documents described in this Section 7, the Escrow Holder is irrevocably and unconditionally committed to issue the Title Policy and Escrow Holder has delivered the Purchase Price in immediately available funds to Seller.

               (b) Seller and Buyer agree that the Closing shall occur on the Closing Date. If Buyer has approved (or is deemed to have approved) the Decommissioning Contingency during the Decommissioning Contingency Period, the "Closing Date" shall be a date mutually agreeable to Buyer and Seller that is no later than fifteen (15) days after the Decommissioning Contingency Date. If Buyer has timely delivered the Decommissioning Disapproval Notice as provided in
Section 3.2(i) and Seller has undertaken to complete all corrective and/or additional work required by Buyer thereunder, the Closing Date shall be a date mutually agreeable to Buyer and Seller that is no later than seven (7) days after Seller has demonstrated to Buyer's reasonable satisfaction that Seller has completed in all material respects all such corrective and/or additional work. In no event shall the Closing Date exceed eighteen (18) months from the date of Seller's receipt of the Decommissioning Disapproval Notice. The Closing will be at the offices of Escrow Holder or such other place as the parties may agree.

        7.3 Seller's Closing Obligations. Not later than 1:00 pm on the business day prior to the Closing Date, Seller shall deliver to the Escrow Holder for delivery to Buyer (or the party noted below) through Escrow the following:

               (a) The Grant Deed, duly executed and acknowledged by the Seller and in recordable form;

               (b) A certification or payoff demand from each lender holding a deed of trust on the Property to secure a loan, stating the amounts required to pay each such loan in full and to receive an executed request for reconveyance of such deed of trust;

               (c) Certificates required by Section 1445 of the Internal Revenue Code of 1986, as amended, and California Revenue and Taxation Code Section 18815 executed by Seller and in a form satisfactory to Buyer, to relieve Buyer of any potential transferee withholding liability under such Section;

               (d) Such proof of Seller's authority and authorization to enter into this Agreement and perform hereunder, and such proof of power and authority of the individuals executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may reasonably be required by Buyer or the Escrow Holder; and

               (e) Other documents reasonably required to properly consummate this transaction.

        7.4 Buyer's Closing Obligations. Not later than 1:00 pm on the business day prior to the Closing Date, Buyer will deliver to the Escrow Holder for delivery to Seller through Escrow the following:

               (a) Immediately available federal funds in the amount of the Purchase Price minus the amount of the Deposit, plus Buyer's closing costs in accordance with Section 7.9;

               (b) Such proof of Buyer's authority and authorization to enter into this Agreement and perform hereunder, and such proof of power and authority of the individuals executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may reasonably be required by Seller and the Escrow Holder; and

               (c) Other documents reasonably required to properly consummate this transaction.

        7.5 Close of Escrow. If on the Closing Date (i) the Escrow Holder holds and can deliver the documents described in Sections 7.3 and 7.4, (ii) the Escrow Holder is irrevocably and unconditionally committed to issue the Title Policy with respect to the applicable Property, (iii) the Buyer has delivered the applicable Purchase Price, in immediately available federal funds to the Escrow Holder, and (iv) the Escrow Holder can record the Grant Deed for the Property, then the Escrow Holder shall:

               (a) Record the Grant Deed;

               (b) Deliver the Purchase Price to Seller by wire transfer, less Seller's share of proration and Closing costs;

               (c) Deliver the remaining documents to the parties specified in Sections 7.3 and 7.4; and

               (d) Deliver the remaining funds to Seller or Buyer, as the case may be, after taking into account all items chargeable to the account of Seller and Buyer pursuant to Sections 7.8 and 7.9.

        7.6 Termination of Escrow. If the Closing does not take place as set forth in Section 7.2, then the Escrow shall terminate, all documents deposited into Escrow shall be returned to the respective parties, this Agreement shall terminate and, subject to Section 4.2 and 4.4, the Deposit shall be returned to Buyer.

        7.7 Possession. Seller shall retain possession of the Property until Closing and shall deliver possession thereof to Buyer upon Closing, subject only to the Permitted Exceptions.

        7.8 Prorations.

               (a) Prorations Paid Through Escrow. Real property taxes and current installments of assessments applicable to the Property and other expenses applicable to the

Property and all income from the Property (if any) shall be prorated as of the Closing Date with income and expenses allocable to the period on and after the Closing Date to be for Buyer's account, and income and expenses allocable to the period before the Closing Date to be for Seller's account. Any property taxes assessed against the Property after the Closing Date, with respect to any period of time before the Closing Date, shall be paid by Seller on demand. All prorations shall be made as of 12:01 a.m. on the Closing Date, and Buyer shall bear the burden of the expenses for such day.

               (b) Adjustment After Closing. Any revenue or expense which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amounts and shall be the subject of a final proration as soon thereafter as the precise amounts can be ascertained but in no event later than one hundred and eighty (180) days after the Closing. A statement setting forth such agreed proration shall be delivered to the Escrow Holder, provided Escrow Holder shall not be required to calculate any prorations. Seller and Buyer shall each cooperate with the other diligently and promptly to correct any errors in computations or estimates under this
Section 7.8 and shall promptly pay to the party entitled thereto any refund, credit or other payment necessary to comply with this Section 7.8. This Section
7.8 shall survive the Closing. Either party owing the other party a sum of money based on adjustments made to prorations after the Closing shall promptly pay that sum to the other party, together with interest thereon at the rate of ten percent (10%) per annum from the date of demand of payment to the date of payment if payment is not made within ten (10) days after demand therefor.

        7.9 Closing Costs. Seller shall pay the premium for a standard form
(CLTA) owner's policy of title insurance in the amount of the Purchase Price, the county real property transfer taxes on this transaction, any prepayment fees due under any loan secured by a deed of trust on the Property, any sales tax for the Property and all escrow fees charged by Escrow Holder. Buyer shall pay any additional premiums or charges with respect to the Title Policy, including the excess of the ALTA premium over the CLTA premium and the costs of any endorsements. Seller and Buyer shall each pay one-half of the city real property transfer taxes, the costs of recording any necessary releases or reconveyances, and the costs of recording the Grant Deed and any other documents. All other Closing costs shall be split equally between Buyer and Seller.
This Section 7.9 shall survive the Closing.

        7.10 Commissions. Buyer and Seller acknowledge that the transaction contemplated by this Agreement is a principal-to-principal transaction. Both parties represent that they have not been and will not be represented by any real estate broker, finder or any other person or entity that might be entitled to a commission or other compensation as a result of the this transaction. Seller and Buyer each agrees to defend, indemnify and hold harmless the other from and against any and all liabilities, claims, demands, damages, or costs of any kind (including attorneys' fees, costs and expenses) arising from or connected with any broker's or finder's fee or commission or charge claimed to be due by any person or entity arising from or by reason of the indemnifying party's conduct with respect to this transaction. The provisions of this Section 7.10 shall survive the Closing hereunder.

        7.11 Parties to Bear Own Expenses. Each of the parties hereto shall pay all the costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement and in carrying out the transaction contemplated hereby.

        7.12 Acceptance of Title. Buyer's acceptance of the Grant Deed from the Seller for the Property at the Closing on the Closing Date and the issuance of the Title Policy to Buyer by the Escrow Holder on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement and shall discharge in full Seller's obligations under this Agreement with respect to title to the Property.

8.      RISK OF LOSS

        8.1 Condemnation. By notice to Seller given within 10 days after Buyer receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain, and if necessary the Closing Date shall be extended to give Buyer the full 10-day period to make such election, Buyer may: (i) terminate this Agreement and the Deposit shall be immediately returned to Buyer; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

        8.2 Damage and Destruction. Except as provided below, this Agreement shall be governed by the provisions of California Civil Code Section 1662 in effect as of the Effective Date. For the purposes of this Agreement, a destruction is material if the cost of repairing or replacing it, without deduction for depreciation, exceeds the sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) provided that, if the applicable building codes or other laws or regulations require work exceeding the repair or replacement of the actual damage, the cost shall be considered to include all of the work. If before Closing a nonmaterial part of the Property is destroyed, any insurance proceeds, (or, if not theretofore received, the right to receive such proceeds) payable on account of the damage shall be transferred to Buyer and the amount of any deductible under the insurance policy (or, in the case of an uninsured casualty, the restoration cost as reasonably estimated by Seller and Buyer) shall be a credit to Buyer against the Purchase Price.

9.      MISCELLANEOUS

        9.1 Definitions of Environmental Laws and Hazardous Material.

               (a) Environmental Laws. "Environmental Laws" shall mean any and all present and future federal, state and local law (whether under common law, statute, rule, ordinance, agreement, regulation or otherwise), requirement under any permit issued with respect thereto, and other requirements of agencies having jurisdiction thereunder relating to the protection of human health or the environment, including (without limitation) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136, et seq.; the Toxic Substances Control Act, 15. U.S.C. Sections 2601, et seq.; Federal Asbestos Hazard Emergency Response Act, 15 U.S.C. Sections 2641 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"); the Federal Water Pollution Prevention and Control Act, 33 U.S.C. Sections 1251 et seq. (the "Clean Water Act"); the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sections 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1321; 42 U.S.C. Sections 7401 et seq. (the "Clean Air Act"); the California Hazardous Waste Control Act, Cal. Health & Safety Code ("H.&S.C.") Sections 25100 et seq.; the California Hazardous Substance Account Act, H.& S.C. Sections 25300 et seq.; the California Safe Drinking Water and Toxic Enforcement Act, H.& S.C. Sections 25249.5, et seq. ("Proposition 65"); the California Hazardous Waste Management Act, H.&S.C. Sections 25170.1 et seq.; H.&S.C. Sections 25501 et seq. (Hazardous Materials Response Plans and Inventory); the Porter- Cologne Water Control Act, Cal. Water Code Sections 13000 et seq. H.&S.C. Sections 25280, et seq. (Underground Storage of Hazardous Substances); H.&S.C. Section 25915 et seq. (the "Connelly Act"); H.&S.C. Section 25359.7; H.&S.C. Sections 2595 et seq; Cal. Labor Code Sections 6501 et seq.; and Title 22 of the California Code of Regulations; all as amended to the date hereof.

               (b) Hazardous Material. "Hazardous Material" shall include any chemical, compound, material, mixture or substance which is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Law as a "hazardous substance," "hazardous material," "reproductive toxicant," "hazardous waste," "extremely hazardous waste," "infectious waste," "biohazardous waste," "medical waste," "toxic substance," "toxic pollutant," "pollutant, contaminant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties to human health, safety or the environment, such as ignitability, corrosivity, reactivity, carcinogenicity, radioactivity or toxicity, including all petroleum hydrocarbon, petroleum-derived material, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), asbestos and those substances listed in the United States Department of Transportation Table (49 CFR 172.101, as amended).

        9.2 Assignment; Binding Effect. From the Effective Date through the date on which Buyer deposits the Additional Deposit with Escrow Holder, Buyer may assign this Agreement only with Seller's consent, which shall not be unreasonably withheld or delayed. From and after the day immediately following the date on which Buyer deposits the Additional Deposit with Escrow Holder, Buyer may assign this Agreement in its sole and absolute discretion.

Notwithstanding anything to the contrary contained in this Section 9.2, Buyer in its sole and absolute discretion may assign this Agreement at any time to a corporation, partnership or limited liability company which acquires a controlling interest in Buyer or in which Buyer holds a controlling interest. Any assignment by Buyer shall not release Buyer from any of the obligations on Buyer's part to be performed under this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective legal representatives, successors and assigns.

        9.3 Severability. If any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement, but, to the extent permitted by law, the Agreement shall be construed to give effect to the intent manifested by the portion held inoperative or invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

        9.4 Entire Understanding. This Agreement and the Access Agreement represent the entire understanding of the parties hereto and supersede all prior written or oral agreements or representations, if any, relative to the subject matter involved.

        9.5 Amendments. This Agreement may not be modified, changed or supplemented except by written instrument signed by both parties.

        9.6 California Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of California applied to agreements to be performed entirely within the State of California by residents of the State of California.

        9.7 Waiver. Other than deemed waivers provided for herein, all waivers by either party shall be in writing. The waiver by either party of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition of this Agreement.

        9.8 Notices. Any and all notices or other communication required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be in writing and given personally (including overnight courier), by facsimile transmission (evidenced by a facsimile machine-generated confirmation of delivery) or by registered or certified mail (postage fully prepaid) addressed as follows:

To Seller:  Integrated Device Technology, Inc.
            Attention:  Alan F. Krock
            Vice President and Chief Financial Officer
            2975 Stender Way
            Santa Clara, CA 95054

            Telephone No.: (408) 492-8481
            Facsimile No.: (408) 492-8454

Copy To:    Integrated Device Technology, Inc.
            Attention:  Jack Menache
            Vice President and General Counsel
            2975 Stender Way
            Santa Clara, CA 95054
            Telephone No.: (408) 492-8444
            Facsimile No.: (408) 492-8454

Copy To:    Pillsbury Madison & Sutro LLP
            Attn: Mark A. Beskind, Esq.
            235 Montgomery Street
            San Francisco, CA 94104
            Telephone No.: (415) 983-6364
            Facsimile No.: (415) 983-1200

To Buyer:   Cadence Design Systems, Inc.
            Attn: Mr. John Bruno
            Vice-President, Real Estate and Facilities
            2655 Seely Road
            San Jose, CA 95134
            Telephone No.: (408) 576-3698
            Facsimile No.: (408) 428-5519

Copy to:    Crosby, Heafey, Roach & May, Professional Corporation
            Four Embarcadero Center, Suite 1900
            San Francisco, CA 94111
            Attn: Charles H. Seaman, Esq.
            Telephone No.: (415) 659-5910
            Facsimile No.: (415) 391-8269

To Escrow
Holder:     Chicago Title Insurance Company
            Attn: Bill Magleby
            110 West Taylor St.
            San Jose, CA  95106
            Telephone No.: (408) 292-4212, Ext. 314
            Facsimile No.: (408) 282-1404

     Either party may change such address by written notice to the other. Any notice delivered as described above shall be deemed received on the date of delivery. Any notice under this Agreement may be given on behalf of a party by the attorney for such party. Any notices or other communication required or permitted by this Agreement or by law to be served on Seller shall be deemed effective on the date of delivery to Alan Krock, but Buyer shall promptly deliver copies to the other Seller parties noted in this Section 9.8. Any notices or other communication required or permitted by this Agreement or by law to be served on Buyer shall be deemed effective on the date of delivery to John Bruno, but Seller shall promptly deliver copies to the other Buyer parties noted in this Section 9.8.

     9.9 Captions. The captions inserted herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any of the provisions hereof.

     9.10 Exhibits. All exhibits and schedules referred to herein are incorporated by reference as though fully set forth herein.

     9.11 Time of the Essence. Time is of the essence in this Agreement and failure to comply with this provision shall be a material breach of this Agreement.

     9.12 Additional Cooperation. Seller and Buyer will execute such additional documents or take such additional action, without cost or expense, as may be reasonably necessary or desirable to carry out the provisions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Buyer. This provision survives the Closing.

     9.13 Confidentiality. The provisions of the Access Agreement concerning confidentiality are incorporated by reference.

     9.14 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document.

     9.15 Survival. Subject to the limitations set forth in Section 6.6, the provisions of this Agreement shall survive the termination of the Agreement and Closing.

     9.16 Extensions for Holidays. If the Closing, Closing Date or any other day for the performance of any act or delivery or recordation of any instrument or document falls on a Saturday, Sunday or holiday on which the Santa Clara County Recorder's office is closed, the time for performance, delivery or recordation shall be extended to the next day which is not a Saturday or such holiday.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                     "Seller"

                                     Integrated Device Technology, Inc.
                                     a Delaware corporation


                                    By: /s/  ALAN F. KROCK  12/15/98
                                       -----------------------------------------
                                              Alan F. Krock
                                         Its: Vice President and Chief Financial
                                              Officer


                                     "Buyer"

                                     Cadence Design Systems, Inc.
                                     a Delaware corporation

                                     By: /s/  R.L. MCKEITHEN  12/15/98
                                       -----------------------------------------
                                              R.L. Smith McKeithen
                                         Its: Senior Vice President and General
                                              Counsel


                            CONSENT OF ESCROW HOLDER

     Chicago Title Company (the "Escrow Holder") accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions as escrow instructions, agrees to act as escrow holder and agrees to be bound by the provisions therein applicable to it as Escrow Holder.

Dated:_________________

                                     Chicago Title Company,
                                     a California corporation


                                     By: _______________________________________

                                     Title: ____________________________________